Exhibit 99.1

December 20, 2016

Mr. Greg Ferenbach

emailed: gferenbach@cooley.com

Re:	Amended: Preacquisition Review of the Proposed Change in Ownership

Dear Mr. Ferenbach:

This letter modifies or supplements the letter that I sent to Presidents Lorenz and Slottow on December 7, 2016 entitled “Preacquisition Review of the Proposed Change in Ownership.” I will note where I am modifying the letter, in which case the terms of this letter take precedence, and where I am supplementing the letter, in which case the terms of the original letter take precedence.

Letter of Credit for TPPPAs: The Letter of Credit Provision on page 3, which is part of Section 1.A. of the Letter, is modified to read as follows:

Letter of Credit, Cash Balance, and Funding of Escrow Account. In addition to the materially complete application, no later than 5:00 p.m. (Eastern) on the day that is 10 days after the CIO:

(i)	Queso must submit a letter of credit (“LOC”) in the amount of 10% of each Institution’s Title IV funding during its most recently completed fiscal year, which the Department has determined will be an LOC in the amount of $153,581,458 for the University of Phoenix and in the amount of $673,534 for Western International University; and

(ii)	Queso must submit evidence of escrow accounts dedicated only to access by the Department of Education, which access shall be on the same bases upon which the Department could access any LOC, which is accessible in the sole discretion of the Secretary. The agreements with the bank establishing the escrow shall instruct the bank that the funds may not be accessed by any party other than the Department, including the parties establishing the account, until notice is provided by the Department to the bank. These requirements shall all be in a form acceptable to the Department. The escrow accounts shall be in the amount of an additional 15% of each institution’s Title IV funding during its most recently completed fiscal year, which the Department has determined will be in the amount of $230,372,187 for the University of Phoenix and in the amount of $1,010,301 for Western International University; and

(iii)	The same day balance sheet for Queso on the day of closing shall contain at least $200 million in cash.

University of Phoenix (OPE-ID: 02098800)

Western International University (OPE-ID: 02171500)

The Department will require Queso to maintain the LOCs and the escrow accounts reference in (i) and (ii) above for the entirety of the period of the TPPPAs, and if the Department and the Institutions enter into Provisional Program Participation Agreements (“PPPAs”), Queso will be required to maintain the LOCs and the escrow accounts (in such amount as determined by the Department) for the entirety of the period of participation under the PPPAs.

Letter of Credit Provision for PPPAs: The Letter of Credit Provision on page 5, which is Section 2.A. of the Letter, is modified to read as follows:

•	As set forth above, Queso must submit 10% LOCs and 15% escrow agreements within 10 days following the LOC and escrow agreements to allow it to continue to participate under TPPPAs;

•	After it completes its review of the Institutions’ application for approval of the CIO, including its review of the same day balance sheet and any other relevant information, the Department may require that Queso post LOCs and/or escrow agreements in an amount greater than the 10% and 15% respectively, as a condition of the PPPAs; and

•	The Department will require Queso to maintain the LOCs and escrow agreements under the same terms for the entirety of the period of the PPPAs.

Measure of Enrollment Levels: The Restrictions on New Programs/Locations/Enrollment Provision on page 5 is supplemented by adding a final sentence to the second bullet in Section 2.B. as follows:

•	“For purposes of measuring enrollment, the actual enrollment on the first day of each of the 12 months prior to the change in ownership shall be added and the total shall be divided by 12. Total enrollment for each institution in its undergraduate programs and its graduate programs, each measured separately at each institution, shall at no time exceed this number.”

Measurement of Retention/Graduation Rates: The Retention/Graduation Rates Provision on page 8 is modified so that the first bullet in Section 2.1. reads as follows:

•	Within 10 days following the Secretary’s execution of the PPPAs, the Institutions must submit to the MR&FSPD a report of their retention and graduation rates for all programs in all locations. The retention rate shall be reported in the same format as those numbers were reported to IPEDS in the most recent IPEDs submission prior to the CIO. The graduation rate shall be determined and reported as follows: the separate number of undergraduate degrees and graduate degrees awarded at each institution divided by the separate number of full-time equivalent students in the undergraduate and graduate programs at each institution. This “10-day Report” should be submitted in spreadsheet format and identify the date the retention rates were reported to IPEDs; and the date the graduation rates were reported to the relevant accreditor.

Sincerely

Michael Frola
Division Director